TBS International Limited Reports First Quarter 2008 Financial Results

HAMILTON, BERMUDA – May 8, 2008 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the first quarter ended March 31, 2008.

First Quarter 2008 highlights:

Metric	Q1 2008	Q1 2007
Revenue (thousands)	$131,576	$70,326
Net Income (thousands)	$45,378	$14,404
EPS (diluted)	$1.62	$0.51
Weighted Average Number of Shares (diluted)	28,080,071	28,035,881
EBITDA (thousands) (1)	$64,300	$25,419
Drydock Days	147	212

Freight Voyages
Average Daily Voyage TCE	$28,303	$17,816
Freight Voyage Days	2,375	1,898
Tons of Cargo Shipped (thousands)	2,044	1,502
Average Freight Rate for All Cargoes	$48.02	$34.58
Average Freight Rate excluding Aggregates	$86.32	$55.19
Bunker Cost/Voyage Day	$6,233	$4,318

Time Charter out Voyages
Average Daily Time Charter TCE	$30,339	$17,115
Time Charter Days	1,030	994

(1)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.

Management Commentary:
Joseph E. Royce, Chairman and Chief Executive Officer and President stated: “In the first quarter of 2008, TBS continued to build on the momentum we generated in 2007, achieving record quarterly results for revenues, EBITDA, net income and earnings per share. With our increased cargo volumes, enlarged fleet and improved freight rates, we have a positive outlook for the entire year.

Once again I must applaud the professionalism and dedication of the almost 280 worldwide employees of TBS and our affiliated agencies who executed the TBS business growth model as a pure dry cargo shipping and logistics company. This positioning as a solid growth company has enabled TBS to prosper significantly from the very positive cargo volume and freight rate environment that is buoying the dry cargo market.

The Logistics division of our TBS Five Star Service (Ocean Transportation, Logistics, Port Services, Operations and Strategic Planning) is gaining traction and the prospects for 2008 look promising.

TBS increased cargo volumes and gained market share in our established trading lanes.  We grow our fleet in response to the growth of our business and are looking for suitable vessel acquisitions in the second-hand market. Our program to build six Roymar Class 34,000 dwt multipurpose vessels with retractable tweendecks is progressing with the laying of the keel of the first vessel having taken place in March. We are scheduled to receive delivery of two vessels in 2009 and four vessels in 2010. We are now investigating the feasibility of building additional vessels for delivery in 2011.

Since January 1, 2008, as a result of our customers’ expanded dry cargo transportation requirements, we:

•
Took delivery of six vessels and have two additional vessels under purchase contracts. This will bring our operational fleet to 44 vessels comprised of 23 multipurpose tweendeckers and 21 handymax/ handysize bulk carriers;

•	Financed the six delivered vessels and increased our liquidity;
•	Secured a new contract for the transport of about two million tons of aggregates in the Middle East; and
•	Celebrated the fifteenth anniversary of the founding of our Company in March.

As part of our comprehensive drydock program, which will continue in 2008, TBS drydocked five vessels during the first quarter, including one vessel which extended in the drydock from the fourth quarter of 2007, and plans to drydock 17 vessels for the full year (plus new vessel acquisitions scheduled for a 2008 drydock).

TBS is strategically positioned to participate in the expanding globalization of world trade, particularly in logistic and project businesses relating to the steel, mining, energy and construction industries. We have strong franchises in Latin America, East Asia, the Middle East and Africa. Our TBS fleet of multipurpose tweendeckers is uniquely suited to the transportation of project cargoes, and our portside and inland logistics services enable TBS to provide complete solutions for the project’s transportation requirements.

Looking at 2008 and beyond, we believe that TBS is positioned to continue benefiting from the positive fundamentals of our business growth model.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: “The expansion of our overall liquidity through the negotiation of additional credit facilities at competitive terms is a testimony to our strong financial condition and profitability, as well as to the soundness of TBS’ business model.  Specifically, we:

•	Continued our moderate leverage, strong financial condition and access to bank financing;
•	Closed a $75 million loan facility with a syndicate of banks led by DVB Group Merchant Bank (Asia) Ltd.;
•	Closed a $35 million loan facility with AIG Commercial Equipment Finance, Inc.;
•
Restructured and expanded our credit facility with the Banc of America Syndicate to $267.5 million from its existing balance of approximately $120 million. This expansion, originally targeted at $200 million, was oversubscribed; and

•	Received commitments from two European Banks to separately finance the Ottawa Princess and the Caribe Maiden.

We are particularly pleased with the support from the international banking community.”

First Quarter 2008 Results:
For the first quarter ended March 31, 2008, total revenues were $131.6 million, an increase of 87.2% compared to the $70.3 million for the same period in 2007. Net income for the first quarter 2008 was $45.4 million, an increase of 215.3% compared to $14.4 million for the same period in 2007.  Net income was $1.62 per diluted share in the first quarter of 2008 compared to $0.51 for the first quarter 2007.

EBITDA, which is a non-GAAP measure, increased 153.1% to $64.3 million for the first quarter 2008 from $25.4 million in 2007. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net income.

Revenues:
Total revenues of $131.6 million for the first quarter 2008 include voyage revenues of $98.2 million, time charter revenues of $32.7 million and other revenues of $0.7 million.

An average of 37 vessels (excluding off-hire) were operated during the first quarter 2008 compared to 32 vessels (excluding off-hire) during the same period of 2007.

Voyage Revenues:
Voyage revenues in the first quarter 2008 were $98.2 million, an increase of $46.3 million or 89.2% from the $51.9 million during the same period in 2007.

General cargo volume (excluding aggregates) increased 153,079 tons or 18.2% to 993,829 tons for the first quarter 2008 from 840,750 tons for the same period in 2007. Reflecting stronger market conditions, freight rates excluding aggregates increased $31.13 per ton or 56.4% to $86.32 per ton for the first quarter 2008 from $55.19 per ton during the same period in 2007.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $ 28,303 per vessel in the first quarter 2008, an increase of 58.9% from the $17,816 during the same period in 2007 and an increase of 17.2% from the $24,149 per day during the fourth quarter 2007, indicative of the continued market strength in the industry.

Total cargo volume (including aggregates) increased 541,862 tons or 36.1% to 2,043,952 tons for the first quarter 2008 from 1,502,090 for the same period in 2007. The majority of the increase in the cargo volume is attributed to the increase in aggregates carried as well as an increase in the non-aggregate bulk cargo products carried.

Time Charter Revenues:
Time charter revenues increased by $14.6 million or 80.7% to $32.7 million for the first quarter 2008 from $18.1 million for the same period in 2007.

Average Daily Time Charter Equivalent which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions was $30,339 per day in the first quarter 2008, an increase of 77.3% from the $17,115 during the same period of 2007. The increase in the average charter hire rate per day is mainly due to the continued strength in the overall worldwide shipping spot market rates.

Expenses:
Total operating expenses for the first quarter 2008 increased by $28.0 million or 52.7% to $81.1 million from $53.1 million for the same period in 2007. However, as a percentage of revenue, total operating expenses decreased by 13.9% to 61.6% for the first quarter of 2008 from 75.5% for the same period of 2007.

Voyage expenses, which include fuel, commissions, port call charges and stevedoring increased by $13.2 million or 69.0% to $32.4 million for the first quarter 2008. However, as a percentage of total revenue, they decreased by 2.7% as compared to the same period last year. The increase is due to higher average fuel costs and commission expense as a result of higher voyage revenues, as well as port call expenses and stevedore and other cargo-related expenses.

Vessel expenses which consist of operating expenses relating to owned vessels, such as crewing, stores, maintenance, insurance and charter hire for vessels we chartered-in increased by $5.8 million or 33.0% to $23.4 million for the first quarter 2008 as compared to $17.6 million for the same period in 2007. This increase reflects an increase in average daily operating costs and the number of vessel days for owned/controlled vessels as well as increased hire rates for vessels we charter in.

General and administrative expenses increased by $4.6 million or 63.9% to $11.8 million in the first quarter 2008 reflecting an increase in staff levels due to the growth of TBS’ business.

Net interest expense for the first quarter 2008 increased by $0.7 million as compared to the same period last year. This is primarily due to higher debt levels, higher fees and amortized deferred financing costs, and a decrease in the valuation of an interest rate swap contract that did not qualify for hedge accounting.

Recent Fleet Developments:
On March 25, 2008, TBS took delivery of the M.V. Ottawa Princess, formerly known as the M.V. Wedellsborg, an acquisition the Company announced in December 2007 when it was purchased en bloc for $46 million charter free along with its sister vessel, the M.V. Caribe Maiden.

On April 18, 2008, the Company entered into an agreement to acquire the M.V. North Star, to be renamed the M.V. Houma Belle, a 1985 built, 42,219 dwt handymax bulk carrier for $34.0 million. TBS expects to take delivery of this vessel in June 2008.

TBS’s current fleet consists of 42 multipurpose tweendeckers, handymax and handysize vessels. TBS expects to take delivery of two handymax bulk carriers (the M.V. Canarsie Princess and M.V. Houma Belle) by the end of the second quarter 2008. Once these deliveries are concluded, the TBS fleet will be comprised of 44 vessels, with an aggregate of 1,310,719 dwt, including 23 multipurpose tweendeckers and a combination of 21 handysize and handymax bulk carriers.

Fleet Expansion and Newbuilding Program:
The previously announced TBS Newbuilding Program to construct six multipurpose vessels with retractable tweendecks is proceeding with the laying of the keel of the first vessel in March 2008.  We expect delivery of two vessels in 2009 and four vessels in 2010.

TBS entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels.

TBS 2008 Intensive Drydock and Vessel Upgrade Program:
For 2008, TBS plans to drydock 17 vessels for approximately 572 drydocking days with a steel renewal of about 2,695 metric tons at a total cost of approximately $16.4 million.

Our anticipated 2008 drydocking schedule is as follows:

•
During the three months ended March 31, 2008, TBS drydocked one vessel that entered into drydock during the fourth quarter of 2007 and continued its drydocking for 15 days in the first quarter of 2008. Additionally, four vessels entered drydock requiring about 895 metric tons of steel for a total of 132 drydock days.

•	Second quarter 2008, five vessels requiring about 650 metric tons of steel and about 200 drydock days.
•	Third quarter 2008, three vessels requiring about 350 metric tons of steel and about 100 drydock days.
•	Fourth quarter 2008, four vessels requiring about 800 metric tons of steel and about 125 days in drydock.

Conference call and webcast:
On Friday, May 9, 2008 at 10:00 a.m. EDT, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-713-4216 (from the US) or 1-617-213-4868 (International Dial In). Participant Passcode: 83764873. The conference call will also be webcast live on the company's website: www.tbsship.com by clicking on the webcast link. Participants may pre-register for the call at
https://www.theconferencingservice.com/prereg/key.process?key=PLEJC8TEB.

Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:
There will also be a live -- and then archived -- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 12:00 p.m. EDT on Friday, May 9, 2008 until Friday, May 16, 2008 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 45413552. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Operations
For the First Quarter
Ended March 31, 2008 and 2007
 (In thousands, except for share and per share amounts)

	Three Months Ended
	March 31,
	2008	2007

Revenue:
Voyage revenue	$98,160	$51,939
Time charter revenue	32,726	18,069
Other revenue	690	318
Total revenue	131,576	70,326
Operating expenses:
Voyage	32,418	19,181
Vessel	23,434	17,557
Depreciation and amortization of vessels
and other fixed assets	13,493	8,414
General and administrative	11,767	7,180
Loss from sale of vessel (1)	0	779
Total operating expenses	81,112	53,111

Income from operations	50,464	17,215

Other (expenses) and income:
Interest expense	(3,437)	(2,772)
Loss on extinguishment of debt (2)	(2,318)	0
Interest and other income (expense)	669	(39)
Total other (expenses) and income, net	(5,086)	(2,811)

Net income	45,378	14,404

Earnings per share:
Net income per common share
Basic	$1.62	$0.51
Diluted	$1.62	$0.51
Weighted average common shares outstanding
Basic (3)	28,044,310	28,013,310
Diluted	28,080,071	28,035,881

Operating Data for the Three Months Ended March 31, 2008 and 2007

	Three Months Ended
	March 31,
	2008	2007
Other Operating Data:
Controlled vessels (at end of period) (4)	42	33
Chartered vessels (at end of period) (5)	1	4
Freight Voyage Days (6)	2,375	1,898
Vessel days (7)	3,739	3,186
Tons of cargo shipped (8)	2,044	1,502
Revenue per ton (9)	$48.02	$34.58
Tons of cargo shipped, excluding
aggregates (8) (10)	994	841
Revenue per ton, excluding
aggregates (9) (10)	$86.32	$55.19
Chartered-out days	1,030	994
Chartered-out rate per day	$31,773	$18,178
TCE per day - Freight Voyages (11)	$28,303	$17,816
TCE per day - Time Charters-Out (12)	$30,339	$17,115

(1)	The 2007 loss on sale of vessel represents the loss on the sale of the Maya Princess of $0.8 million.

(2)
In 2008 the loss on early extinguishment of debt represents the write-off of unamortized debt finance costs of $2.3 in connection with the amended and restated Bank of America credit facility on March 26, 2008.

(3)
Diluted weighted average common shares outstanding for 2008 and 2007 includes 35,761 and 22,571 weighted average common shares, respectively, relating to the restricted Class A common shares granted to our employees and independent directors.

(4)	Controlled vessels are vessels that are owned or charter-in with an option to purchase. As of March 31, 2008, two vessels in the controlled fleet were chartered-in with an option to purchase.

(5)
Represents both vessels that were chartered-in under short-term charters (less than one year at the start of the charter) and charter in of vessels under long-term charters without an option to purchase.

(6)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages excluding off-hire days. Excludes time charter out days.

(7)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(8)	In thousands.

(9)
Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo, and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(10)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(11)
Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the period divided by the number of available freight voyage days during the period.  Voyage expenses include the following expenses: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(12)
Time Charter Equivalent or "TCE" rates for vessels that are time chartered out, are defined as time charter revenue during the period reduced by commissions divided by the number of available time charter days during the period.  Commissions for vessels that are time chartered out for the three months ended March 31, 2008 and March 31, 2007 were $1.5 million and $1.1 million, respectively. No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. No voyage expenses are deducted because they are not applicable.

Balance Sheet Data
Please find below TBS’ selected balance sheet data for the three months ended March 31, 2008 and 2007.

	March 31,	December 31,
	2008	2007
Balance Sheet Data (In thousands):
Cash and cash equivalents	$54,867	$30,498
Working capital (deficit)	(4,037)	1,744
Total assets	757,258	559,113

Long-term debt, including current portion	336,750	180,166
Total shareholders' equity	362,060	319,563

Non-GAAP Reconciliations
Please find below TBS’ EBITDA reconciliation for the three months ended March 31, 2008 and 2007.

	Three Months Ended
	March 31,
	2008	2007

EBITDA Reconciliation (In thousands):
Net Income	$45,378	$14,404
Net interest expense	5,429	2,601
Depreciation and Amortization	13,493	8,414

EBITDA	$64,300	$25,419

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	changes in demand;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•
increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs);

•
availability to us and to China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd. of satisfactory financing, China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2007 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:
TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.
Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     nbornozis@capitallink.com